Exhibit 10.4

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN

JOHNSON CONTROLS PLC

AND

ADIENT PLC

DATED AS OF [•], 2016

Schedule A — Johnson Controls Marks

Schedule B — Maximum License Terms for Specified Materials

Schedule C — Adient Disclaimer

i

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This TRANSITIONAL TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of [•], 2016, by and between JOHNSON CONTROLS PLC, a public limited company organized under the laws of Ireland (“Johnson Controls”), and ADIENT PLC, a public limited company organized under the laws of England and Wales (“Adient” and together with Johnson Controls, the “Parties”).

WHEREAS, the board of directors of Johnson Controls (the “Johnson Controls Board”) has determined that it is in the best interests of Johnson Controls and its shareholders to create a new publicly traded company that shall operate the Adient Business;

WHEREAS, in furtherance of the foregoing, the Johnson Controls Board has determined that it is appropriate and desirable to separate the Adient Business from the Johnson Controls Business (the “Separation”) and, following the Separation, for Adient to issue ordinary shares to holders of Johnson Controls Shares on the Record Date, pro rata to their respective holdings (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, Johnson Controls and Adient have entered into a Separation and Distribution Agreement, dated as of [•], 2016 (the “Separation and Distribution Agreement”);

WHEREAS, Johnson Controls or other members of the Johnson Controls Group are the owners of the trademarks set forth on Schedule A to this Agreement (in block letters or otherwise) and all other trademarks incorporating the trademarks set forth on Schedule A, as well as any and all translations and transliterations of these trademarks (collectively, the “Johnson Controls Marks”); and

WHEREAS, Adient and the other members of the Adient Group desire to receive (and Johnson Controls is willing to grant the Adient Group) certain rights under the Johnson Controls Marks for a transitional period beginning as of the Effective Time, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and for good and valuable consideration, including that recited in the Separation and Distribution Agreement, the receipt and adequacy of which is acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1 — DEFINITIONS

Section 1.1                                    Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Acceptable Use Guidelines” has the meaning set forth in Section 3.1.

“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Adient” has the meaning set forth in the Preamble.

“Adient Business” has the meaning set forth in the Separation and Distribution Agreement.

“Adient Website” has the meaning set forth in Section 2.1(b).

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Branded Materials” has the meaning set forth in Section 2.1(c).

“Dispute” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Group” has the meaning set forth in the Separation and Distribution Agreement.

“Johnson Controls” has the meaning set forth in the Preamble.

“Johnson Controls Board” has the meaning set forth in the Recitals.

“Johnson Controls Business” has the meaning set forth in the Separation and Distribution Agreement.

“Johnson Controls Marks” has the meaning set forth in the Recitals.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Legacy Entity Name” has the meaning set forth in Section 2.1(a).

“Party” or “Parties” shall mean the parties to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Pre-Existing Affiliate Contract” has the meaning set forth in Section 6.4.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” has the meaning set forth in the Separation and Distribution Agreement.

“Term” has the meaning set forth in Section 4.1.

“Third Party” shall mean any Person other than the Parties or any of their Affiliates.

“Third Party Claim” shall mean any claim asserted or any Action commenced by any Third Party against any Party or any of its Affiliates.

“Transition Committee” has the meaning set forth in the Separation and Distribution Agreement.

ARTICLE 2 — GRANT OF LICENSE

Section 2.1                                    Grant of License.  Subject to the terms and conditions herein, Johnson Controls, on behalf of itself and the other members of the Johnson Controls Group, grants to Adient and the Adient Affiliates a non-exclusive, worldwide, fully paid-up, non-assignable (subject to Section 6.1), and non-sublicenseable license to use the Johnson Controls Marks solely in connection with the operation, advertisement, marketing, promotion and support of the Adient Business in a manner consistent with Adient and the Adient Affiliates’ use of the Johnson Controls Marks as of the Effective Time, solely as follows and solely for the time periods below:

(a)                                 Adient Affiliates must remove (or cause to be removed) all uses of Johnson Controls Marks from their corporate or entity names (a “Legacy Entity Name”) within one hundred and eighty (180) days after the Effective Time; provided, that if an Adient Affiliate is (i) unable to obtain the requisite consents or approvals required under applicable Law, such Affiliate’s organizational documents or any contract with a Third Party necessary to change its Legacy Entity Name in a jurisdiction to a new corporate or entity name that does not include the Johnson Controls Marks, or (ii) is unable for regulatory reasons to adopt in a jurisdiction a new corporate or entity name that does not include the Johnson Controls Marks, such Affiliate shall be permitted to continue its then-current use of its Legacy Entity Name until the earlier of (i) the date the requisite consents or approvals are obtained; and (ii) the date that is two (2) years after the Effective Time; provided, that such Affiliate complies, in good faith, with the obligations contained in this Agreement;

(b)                                 Adient and its Affiliates must remove (or cause to be removed) all uses of Johnson Controls Marks from (i) www.adient.com within thirty (30) days after the Effective Time and (ii) any other websites and social media site that are promoted to third parties and under Adient’s or its Affiliates’ possession or control (each website or social media sites described in clause (i) or (ii), an “Adient Website”) within one hundred and eighty (180) days after any Adient employee with the title of “Vice President” or above becomes aware of the use of Johnson Controls Marks on such Adient Website (or such longer period required by applicable

Law, if the Adient Website is operated by an Adient Affiliate that is continuing to use a Legacy Entity Name in accordance with this Agreement);

(c)                                  After the Effective Time, Adient and its Affiliates must (i) not create any new personal property, consumable materials, product packaging or other similar items (“Branded Materials”) bearing the Johnson Controls Marks; and (ii) cease commercial use of any such Branded Materials within Adient’s or its Affiliates’ possession and in existence as of the Effective Time within the time periods set forth in Schedule B to this Agreement corresponding to each item on such Schedule (in each case of clauses (i) and (ii), except as required by applicable Law, if the Branded Materials include the name of an Adient Affiliate that is continuing to use a Legacy Entity Name in accordance with this Agreement);

(d)                                 Adient and its Affiliates must remove (or cause to be removed) all Johnson Controls Marks from: (i) substantially permanent building signage (including etched glass, engraved marble and the like) that is visible to third parties and (A) under Adient’s or its Subsidiaries’ possession or control within one hundred and eighty (180) days after the Effective Time, or (B) under the possession or control of an Adient Affiliate that is not a member of the Adient Group, within two (2) years after the Effective Time; (ii) uniforms that are visible to third parties and under Adient’s or its Affiliates’ possession or control within one hundred and eight (180) days after the Effective Time; and (iii) any substantially permanent building signage that is not visible to third parties and any other items set forth on Schedule B that are identified as “Other Items” on such Schedule and are under Adient’s or its Affiliates’ possession or control when such items are replaced in the ordinary course of business; and

(e)                                  Adient and its Affiliates must cease all other uses of the Johnson Controls Marks (i) on items that are visible to third parties within two (2) years after the Effective Time and (ii) items that are not visible to third parties when such items are replaced in the ordinary course of business (or, in each case, as otherwise mutually agreed in writing by the Parties).

The Parties agree that notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall constitute a grant of a license to use the Johnson Controls Marks by any Adient Affiliate that (x) is not a member of the Adient Group, and (y) does not have a license or other right to use the Johnson Controls Marks as of immediately prior to the Effective Time.

Section 2.2                                    Disclaimer.  Adient and its Affiliates shall post a disclaimer in the form set forth on Schedule C on (a) www.adient.com within thirty (30) days after the Effective Time; and (b) all other Adient Websites within one hundred and eighty (180) days after Adient becomes aware of the use of Johnson Controls Marks on such Adient Website, informing such third parties that as of the Effective Time and thereafter, Adient, and not Johnson Controls, is responsible for the operation of the Adient Business, including such Adient Website.  Each disclaimer may be removed from an Adient Website at the time that the Jonson Controls Marks are removed from such Adient Website.

Section 2.3                                    Transitional License.  Adient, on behalf of itself and its Affiliates, acknowledges that the licenses in Section 2.1 are transitional in nature, and that Adient and its

Affiliates shall use commercially reasonable efforts to transition away from all uses of the Johnson Controls Marks promptly after the Effective Time.

Section 2.4                                    Fair Use.  Notwithstanding anything in this Agreement to the contrary, Adient and its Affiliates may (a) use the Johnson Controls Marks at all times after the Effective Time (i) in a neutral, non-trademark use to describe the history of their business (including any nominations, awards or similar recognition received by such business); and (ii) as required or permitted by applicable Law, and (b) use the Johnson Controls Marks on (i) archival copies of legal documents, business correspondence and similar items; and (ii) hard copy corporate documents and other materials describing the operations of Adient and its Affiliates’ businesses; provided, that such materials shall not reasonably suggest or convey that Adient or its Affiliates is offering goods or services under the Johnson Controls Marks.

Section 2.5                                    Reservation of Rights.  All rights in the Johnson Controls Marks not expressly granted to Adient or its Affiliates pursuant to this Agreement are reserved to Johnson Controls.

ARTICLE 3 — QUALITY CONTROL/OWNERSHIP

Section 3.1                                    Quality Control.  Adient shall use the Johnson Controls Marks solely in accordance with the style and trademark usage guidelines for the Johnson Controls Marks in effect as of the Effective Time (the “Acceptable Use Guidelines”).  It is agreed that Adient’s use of the Johnson Controls Marks as of the Effective Time shall be deemed to comply with the Acceptable Use Guidelines.  After the Effective Time, Adient shall not take any action that materially harms or jeopardizes (or could reasonably be expected to materially harm or jeopardize) the value, validity, reputation or goodwill of the Johnson Controls Marks.

Section 3.2                                    Compliance with Laws.  Adient shall (a) comply in all material respects with all Laws applicable to it in the performance of its obligations under this Agreement wherever it uses any Johnson Controls Marks; and (b) use all notices and legends required by applicable Law (as communicated by Johnson Controls to Adient from time to time) or that are otherwise reasonably requested by Johnson Controls so as to preserve and maintain the validity of and Johnson Controls’ and its Affiliates’ rights in the Johnson Controls Marks; provided, that any notice requirements requested by Johnson Controls shall not (x) impose any burdens or expenses upon Adient or Adient’s Affiliates that are materially inconsistent with or materially disproportionate to those burdens or expenses imposed upon Johnson Controls and its own Affiliates; (y) confuse consumers as to the Parties’ non-affiliation after the Effective Time; or (z) be inconsistent with any applicable Law.  Johnson Controls shall be permitted to engage an independent third party if Johnson Controls has a good faith basis to believe that Adient materially breached subsections (a) or (b) above, at Johnson Controls’ expense and upon one (1) month’s prior written notice, to inspect and audit Adient’s and its Affiliates’ relevant records and systems during regular business hours, as necessary, to determine Adient’s and its Affiliates’ compliance with subsections (a) and (b) above; provided, that no such inspection or audit shall unreasonably interfere with Adient’s or its Affiliates’ business.

Section 3.3                                    Ownership/No Contest.  Adient acknowledges and agrees that, as between the Parties, Johnson Controls and its Affiliates own all rights, title and interests in the Johnson

Controls Marks.  Adient will not challenge or contest such ownership or the validity of any Johnson Controls Marks, including in any Action (it being understood that nothing in this Agreement shall prohibit Adient from defending or taking any action to defend itself against any Third Party Claim arising from Adient’s use of the Johnson Controls Marks).  Adient and its Affiliates shall each be considered a “related company” under Section 5 of the U.S. Lanham Act, 15 U.S.C. § 1055, such that their use of the Johnson Controls Marks and the goodwill generated thereby shall inure to the sole benefit of Johnson Controls and its applicable Affiliates.  Notwithstanding the foregoing, to the extent Adient or any of its Affiliates is deemed to have any ownership rights in the Johnson Controls Marks, at Johnson Controls’ request, Adient shall cause such rights to be assigned to Johnson Controls or its designee for no consideration.

Section 3.4                                    Enforcement.  Adient agrees that it shall promptly advise Johnson Controls if Adient becomes aware of any unauthorized third-party use of any Johnson Controls Marks; provided, that the failure to notify Johnson Controls of such use shall not constitute a breach of this Agreement.  Adient shall not take any steps to contact any such third party without Johnson Controls’ prior written permission.  Johnson Controls shall have the sole discretion to determine whether, and in what manner, to respond to any such unauthorized third-party use and shall be exclusively entitled to any remedies, including monetary damages, related thereto or resulting therefrom.  In the event that Johnson Controls decides to initiate any claim against any third party, Adient shall use commercially reasonable efforts to cooperate, in good faith, with Johnson Controls (including by assisting Johnson Controls to claim that the Johnson Controls Marks are famous or distinctive in Johnson Controls’ territory, based upon use in Adient’s territory) at Johnson Controls’ cost and expense.

Section 3.5                                    Cooperation.  During the Term and for a period of five (5) years thereafter, Adient shall, upon the request of Johnson Controls, use commercially reasonable efforts to provide, at Johnson Controls’ expense and without undue delay, evidence of use of the Johnson Controls Marks, in Adient’s possession that may be reasonably required to support the maintenance or renewal of relevant trademark registrations and/or defend Johnson Controls Marks against challenges for lack of use (e.g., copies of sales and marketing material, customer invoices and shipping documents); provided, that if Adient no longer desires to store such materials for a product line after the Term, it may notify Johnson Controls of the same and deliver (at Johnson Controls’ cost) electronic media samples of such materials to Johnson Controls and upon acknowledgment by Johnson Controls of receipt of such materials, and the obligations of this Section 3.5 for this product line shall cease thereafter.

ARTICLE 4 — TERM AND TERMINATION/SURVIVAL

Section 4.1                                    Term.  The term of each license in Section 2.1 commences upon the Effective Time and ends upon the date specified therein.  The term of this Agreement (“Term”) commences at the Effective Time, and continues until the earlier to occur of (a) the last deadline set forth in Section 2.1 expires; and (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

Section 4.2                                    Termination.  Johnson Controls has the right to terminate this Agreement, effective upon notice to Adient, if Adient commits a material breach of this Agreement that materially harms the goodwill of the Johnson Controls Marks, and such breach shall continue to be uncured for a period of at least thirty (30) days after receipt by Adient of written notice of such breach from Johnson Controls; provided, that Johnson Controls shall not be entitled to terminate this Agreement if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 6.3) as to whether Adient has materially breached this Agreement or cured the applicable breach.

Section 4.3                                    Survival.  Upon the termination of this Agreement, Johnson Controls shall have no further obligation to license the Johnson Controls Marks to Adient.  Section 2.4, Section 2.5, Section 3.3, Section 3.4, Section 3.5 (to the extent set forth therein), Article 4 , and Article 6  shall survive the termination of this Agreement.

ARTICLE 5 — REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

Section 5.1                                    By Each Party.  Each Party represents and warrants to the other Party that:  (a) the warranting Party has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and (b) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.2                                    Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, THE LICENSES IN SECTION 2.1 ARE GRANTED TO ADIENT ON AN “AS IS,” “WHERE IS” BASIS, AND ADIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE LICENSES, AND THAT NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE LICENSES OR TO ANY OTHER MATTERS SET FORTH IN THIS AGREEMENT.  EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT THERETO, INCLUDING ANY WARRANTY OF TITLE, OWNERSHIP, VALUE, QUALITY, MERCHANTABILITY, SUITABILITY, CONDITION, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, FITNESS FOR USE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 6 — MISCELLANEOUS

Section 6.1                                    Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that except as set forth in this Section 6.1, neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.  No such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and

Distribution Agreement, this Agreement and all the other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, that in the event of a change of control of Adient in which the party acquiring control is a direct competitor of Johnson Controls, Johnson Controls may terminate this Agreement upon the occurrence of such change of control.  Without limiting the foregoing, (a) Johnson Controls may assign this Agreement in whole or in part to any of its Affiliates or to any Person who acquires any or all of the Johnson Controls Marks so long as the acquiring Person assumes in writing all of Johnson Controls’ obligations under this Agreement with respect to the acquired Johnson Controls Marks; and (b) each Party may assume this Agreement in bankruptcy and may assign this Agreement to an Affiliate as part of an internal reorganization for tax or administrative purposes.  If the assigning Party assigns this Agreement and its rights to a third Person in accordance with this Agreement, this Agreement shall no longer bind the assigning Party or the other members of its Group, but it shall not release the assigning Party or the other members of its Group from any breach of the Agreement obligations preceding the date of the assignment to the permitted assignee.

Section 6.2                                    Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.2):

if to Johnson Controls, to:

Johnson Controls plc
5757 North Green Bay Avenue
Milwaukee, Wisconsin  53209
Attn:  General Counsel
Facsimile: (414) 524-2299
Email: CO-General.Counsel@jci.com

if to Adient, to:

Adient plc
833 East Michigan Street
Milwaukee, Wisconsin 53202
Attn:  General Counsel
Facsimile: [•]
Email: [•]

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 6.3                                    Dispute Resolution.  In the event of any Dispute that is not resolved by the Transition Committee after a reasonable period of time, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

Section 6.4                                    Performance.  Without limiting Section 10.18 of the Separation and Distribution Agreement, (a) Johnson Controls will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any Affiliate of Johnson Controls and any member of the Johnson Controls Group; and (b) Adient will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any Affiliate of Adient and any member of the Adient Group.  For purposes of this Section 6.4, all covenants and agreements in Article III that are to be performed by Adient shall also be required to be performed by each of the Affiliates of Adient and each other member of the Adient Group, to the extent applicable.  Each Party (including its permitted successors and assigns) further agrees that it will (i) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to its Affiliates and all of the other members of its Group; and (ii) cause its Affiliates and all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.  Notwithstanding anything to the contrary, (x) if any Affiliate is not, directly or indirectly, controlled by a Party, such Party’s obligations under this Section 6.4 to take an action or not to take an action shall only apply to the extent such Party shall have the right to consent or withhold consent to such action pursuant to the organizational documents or other governance arrangements of such Affiliate, (y) if the consent or approval of a Third Party (other than a Governmental Authority acting in such capacity) is required for any Party’s Affiliate to change its Legacy Entity Name, then such Party’s obligations under this Section 6.4 to cause such Affiliate to comply with Section 2.1(a) shall be limited to notifying each applicable Third Party of such Affiliate’s obligations under Section 2.1(a), requesting the requisite consents or approvals of such Third Party in writing and using commercially reasonable efforts to obtain such consents and approvals promptly after the Effective Date, and (z) Johnson Controls agrees, on behalf of itself and each of its Affiliates, that the use of the Johnson Controls Marks after the expiration of the time periods set forth in Section 2.1 by an Adient Affiliate described in clause (x) or (y) shall not constitute a breach of this Agreement by Adient or the other members of the Adient Group (other than such Affiliate, if it is a member of the Adient Group).  Without limiting the foregoing, if there is a conflict between the rights and obligations applicable to any Affiliate described in clause (x) or (y) of the immediately preceding sentence under this Agreement and any rights or obligations applicable to such Affiliate under a contract or agreement between such Affiliate and the other Party or a member of the other Party’s Group that grants such Affiliate rights to use or license the Johnson Controls Marks, was entered into prior to the Effective Time and continues to be in full force and effect following the Effective Time (a “Pre-Existing Affiliate Contract”), then the terms of the Pre-Existing Affiliate Contract shall prevail.

Section 6.5                                    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.  If the Parties have each determined that it is necessary or advisable to amend this Agreement, but cannot agree on the terms of such amendment, the Parties shall resolve the dispute pursuant to Section 6.3.

Section 6.6                                    Incorporation by Reference.  Sections 10.1(a), 10.1(d), 10.2, 10.4, 10.6, 10.7, 10.9 through 10.14, 10.16, 10.17 and 10.19 of the Separation and Distribution Agreement are incorporated by reference into this Agreement, mutatis mutandis, except that each reference to “this Agreement,” “any Ancillary Agreement” or “each Ancillary Agreement” in the Separation and Distribution Agreement shall be deemed to refer to this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

JOHNSON CONTROLS PLC

By:
Name:
Title:

ADIENT PLC

By:
Name:
Title:

[Signature Page to Transitional Trademark License Agreement]